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                                                                    EXHIBIT 3.2i

                           ARTICLES OF INCORPORATION
                                      OF
                            WASHINGTON TOWNE, INC.


                                   ARTICLE I.

     The name of the Corporation is Washington Towne, Inc. (the "Corporation").

                                  ARTICLE II.

The period of the Corporation's duration is perpetual.

                                  ARTICLE III.

     The purpose for which the Corporation is organized, subject to the provisions to O.C.G.A. (S) 14-2-302 of the Georgia Business Corporation Code, is to acquire, manage, own and hold a limited liability company interest in Washington Towne Apartments, L.L.C., a Georgia limited liability company (the "Limited Liability Company"), and to act as a member ("Member") of such Limited Liability Company with all of the rights, powers, obligations and liabilities of a Member under the Operating Agreement of such Limited Liability Company and to take any and all actions and do any and all things necessary or appropriate to the accomplishment of same.

                                  ARTICLE IV.
     The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of common stock with the par value of $0.01 each.

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                                                                    EXHIBIT 3.2i

     No shareholder of the Corporation shall have the right of cumulative voting at any election of directors or upon any other matter.

     No holder of securities of the Corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any securities of the Corporation now or hereafter authorized to be issued, or securities held in the treasury of the Corporation, whether issued or sold for cash or other consideration or as a dividend or otherwise. Any such securities may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable. Unless otherwise provided in the By-Laws or herein, each share of stock shall have one vote on each matter submitted to a vote of the shareholders of the Corporation. The holders of shares of capital stock shall be entitled to receive, in proportion to the number of shares of capital stock held, the net assets of the Corporation upon dissolution.

                                   ARTICLE V.

     The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of not less than One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

                                  ARTICLE VI.

     The street address of the Corporation's initial registered office in the State of Georgia is 1201 Peachtree Street N.E., Suite 1240, Atlanta, Georgia 30361, Fulton County and the name of its initial registered agent at such address is C.T. Corporation System, Inc.

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                                                                    EXHIBIT 3.2i

                                 ARTICLE VII.

     The number of directors constituting the initial Board of Directors is one, and the name and address of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

NAME                                                        ADDRESS
- ----                                                        -------
Glen Adams                                                  2711 LBJ Freeway
                                                            Suite 950
                                                            Dallas, Texas  75234

Additionally, there shall at all times be "Independent Directors" as set forth in Article X below.

                                 ARTICLE VIII.

     No director shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director; except that this Article does not eliminate or limit the liability of a director to the extent the director is found liable for:

     (1) a breach of the director's duty of loyalty to the Corporation or its shareholders;

     (2) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

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                                                                    EXHIBIT 3.2i

     (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

     (4) an act or omission for which the liability of the director is expressly provided by an applicable statute.

     Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE IX.

     Any action required by the Georgia Business Corporation Code to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. Any such written consents shall be executed, dated, and filed with the Corporation in the manner required by O.C.G.A. (S) 14-2-704 of the Georgia Business Corporation Code.

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                                                                    EXHIBIT 3.2i

                                   ARTICLE X.

     The Corporation shall at all times observe the applicable legal requirements for the recognition of the Corporation as a legal entity separate from any Members and Affiliates (as defined below), including, without limitation, as follows:

          (a) At least two of the directors of the Corporation (the "Independent Directors") shall be persons who are not, and have not within the past 3 years been, an officer, director, employee or 10 percent stockholder of (i) any Member of Washington Towne Apartments, L.L.C., (ii) University Real Estate Partnership V, a California limited partnership, or
     (iii) any of their respective Affiliates.

          (b) The Corporation shall maintain its principal executive office and telephone and facsimile numbers separate from that of any Affiliate and shall conspicuously identify such office and numbers as its own. Additionally, the Corporation shall use its own separate stationery, invoices and checks which reflects its separate address, telephone number and facsimile number, as appropriate.

          (c) The Corporation shall maintain its corporate records and books and accounts separate from those of any Affiliate or any other entity. The Corporation shall prepare unaudited annual financial statements, and the

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                                                                    EXHIBIT 3.2i

     Corporation's financial statements shall substantially comply with generally accepted accounting principles.

          (d) The Corporation shall maintain its own separate bank accounts, payroll and correct, complete and separate books of account. (e) The Corporation shall hold itself out to the public (including any Affiliate's creditors) under the Corporation's own name and as a separate and distinct corporate entity and not as a department, division or otherwise of any Affiliate.

          (f) All customary formalities regarding the corporate existence of the Corporation, including holding meetings of or obtaining the consent of its Board of Directors, as appropriate, and its stockholders and maintaining current and accurate minute books separate from those of any Affiliate, shall be observed.

          (g) The Corporation shall act solely in its own corporate name and through its own duly authorized officers and agents. No Affiliate shall be appointed or act as agent of the Corporation.

          (h) Investments shall be made in the name of the Corporation directly by the Corporation or on its behalf by brokers engaged and paid by the Corporation or its agents.

          (i) Except as required by First Union National Bank of North Carolina (the "Bank") or any successor to the Bank, the Corporation shall not guarantee or assume or hold itself out or permit itself to be held out as having

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                                                                    EXHIBIT 3.2i

     guaranteed or assumed any liabilities or obligations of any Member or any Affiliate, nor shall it make any loan, except as permitted in the Operating Agreement of the Limited Liability Company.

          (j) The Corporation is and will be solvent and shall pay its own liabilities, indebtedness and obligations of any kind, including all administrative expenses, from its own separate assets.

          (k) Assets of the Corporation shall be separately identified, maintained and segregated. The Corporation's assets shall at all times be held by or on behalf of the Corporation, and if held on behalf of the Corporation by another entity, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by the Corporation. This restriction requires, among other things, that corporate funds shall not be commingled with those of any Affiliate and the Corporation shall maintain all accounts in its own name and with its own tax identification number, separate from those of any Affiliate.

          (l) The Corporation shall not take any action if, as a result of such action, the Corporation would be required to register as an investment company under the Investment Company Act of 1940, as amended.

          (m) The Corporation shall at all times be adequately capitalized to engage in the transactions contemplated at its formation.

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                                                                    EXHIBIT 3.2i

          (n) All data and records (including computer records) used by the Corporation or any Affiliate in the collection and administration of any loan shall reflect the Corporation's ownership interest therein.

          (o) None of the Corporation's funds shall be invested in securities issued by any Affiliate, other than the Corporation's transfer of all of its right, title and interest in Washington Towne Apartments to the Limited Liability Company.

     "Affiliate" means any person or entity other than the Corporation (i) which owns beneficially, directly or indirectly, more than 50 percent of the outstanding shares of the common stock or which is otherwise in control of the Corporation, (ii) of which more than 50 percent of the outstanding voting securities are owned beneficially, directly or indirectly, by any entity described in clause (i) above, or (iii) which is controlled by any entity described in clause (i) above; provided, that for the purposes of this definition the term "control" and "controlled by" shall have the meanings assigned to them in Rule 405 under the Securities Act of 1933, as amended.

                                  ARTICLE XI.

     The Corporation shall not, without the affirmative vote of 100 percent of the Board of Directors, including the affirmative vote of the Independent Directors, with respect to itself or in its capacity as a voting Member of the Limited Liability Company, institute proceedings to be adjudicated bankrupt or insolvent; or consent to

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                                                                    EXHIBIT 3.2i

the institution of bankruptcy or insolvency proceedings against it or the Limited Liability Company; or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or the Limited Liability Company or a substantial part of their respective properties; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action, whether with respect to itself or the Limited Liability Company.

                                  ARTICLE XII

     Additionally, the Corporation shall not, without the affirmative vote of 100 percent of the Board of Directors, including the affirmative vote of the Independent Directors, (a) liquidate or dissolve the Corporation in whole or in part, (b) consolidate, merge or enter into any form of consolidation with or into any other entity, nor convey, transfer or lease its assets substantially as an entirety to any person or entity nor permit any entity to consolidate, merge or enter into any form of consolidation with or into the Corporation, nor convey, transfer or lease its assets substantially as an entirety to any person or entity and (c) amend or modify these Articles of Incorporation, or permit the Limited Liability Company to do any of the foregoing.

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                                                                    EXHIBIT 3.2i


                                 ARTICLE XIII.

     Notwithstanding anything to the contrary, the Corporation may not amend Articles III, X, XI, XII or XIII hereof, so long as any indebtedness remains outstanding to the Bank by the Corporation or the Limited Liability Company.

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                                                                    EXHIBIT 3.2i


                                 ARTICLE XIV.
     The name and address of the incorporator is:

     NAME                                          ADDRESS
     ----                                          -------
     Melissa A. Mullin                             Knapp & Street
                                                   999 Peachtree Street
                                                   Suite 1950
                                                   Atlanta, Georgia  30309


     EXECUTED BY THE UNDERSIGNED INCORPORATOR on this 9th day of August, 1995.


                                   _/s/______________________________
                                   ---
                                   Melissa A. Mullin

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